BARINTHUS BIOTHERAPEUTICS PLC
Amended and Restated Policy on Insider Trading
1PURPOSE
This document sets forth the policy of Vaccitech plc and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Amended and Restated Insider Trading Policy (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy.
Please contact the Chief Financial Officer, who is the Compliance Officer for purposes of the Insider Trading Policy, if you have any questions regarding the policy.
2ABBREVIATIONS AND DEFINITIONS
Not applicable.
3POLICY DESCRIPTION
PART I. OVERVIEW
A.To Whom does this Insider Trading Policy Apply?
This Insider Trading Policy applies to all of our employees and members of our Board of Directors, including anyone employed by or acting as a director of any of the Company’s subsidiaries, as well as any other individuals whom the Compliance Officer may designate as Insiders (defined below) because they have access to material non-public information about the Company.
In addition, all individuals set forth on Exhibit A hereto (collectively, and solely for the purposes of this Insider Trading Policy, these persons are referred to as “Insiders”) also must comply with the Trading Procedures set forth in this Insider Trading Policy (the “Trading Procedures”). Generally, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities and also require the pre-clearance of all transactions in the Company’s securities by such persons. You will be notified if you are required to comply with the Trading Procedures.

This Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):
•your “Family Members” (“Family Members” are (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute. (Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill));
•all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;
•all persons who execute trades on your behalf; and
•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that this Insider Trading Policy and the Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and an Insider has hereby represented to the Company that such Insider’s affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, non-public information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities and has included such entity on that Insider’s signed acknowledgment in the attached Exhibit B.
You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.
4What Is Prohibited By This Insider Trading Policy?
You and your Affiliated Persons are prohibited from engaging in insider trading and from trading in securities in violation of this Insider Trading Policy. “Insider trading” is (1) trading (buying or selling) the securities of a company whether for your account or for the account of another, while in the possession of material non-public information (see definition below) about that company or (2) disclosing material non-public information about a company to others who may trade on the basis of that information. Insider trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company.
Prohibition on Trading in Company Securities
When you are in possession of material, non-public information about the Company, whether positive or negative, you are prohibited from trading (whether for your account or for the account of another) in the Company’s securities, which includes shares, options to purchase shares, any other type of securities that the Company may issue (such as preferred shares, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made pursuant to plans approved by the Compliance Officer in accordance with this policy that are intended to comply with Rule 10b5-1 under the Exchange Act.
The trading prohibitions in this Insider Trading Policy do not apply to: (1) an exercise of an employee share option when payment of the exercise price is made in cash; or (2) the withholding by the Company of shares upon vesting of restricted shares or upon settlement of restricted share units to satisfy applicable tax withholding requirements if: (a) such withholding is required by the applicable plan or award agreement; or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.
The trading prohibitions in this Insider Trading Policy do apply, however, to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of securities as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Prohibition on Tipping
Providing material non-public information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material non-public information about the Company to a friend, relative, or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material non-public information about the Company.

Prohibition on Trading in Securities of Other Companies
This policy’s prohibitions against insider trading and tipping also apply to trading in securities of other companies, including the Company’s customers, suppliers, partners and other enterprises with which we are working (such as when negotiating an acquisition, investment or other transaction that could be material to the other company). Whenever, during the course of your service to or employment by the Company, you become aware of material non-public information about another company, including any confidential information that is reasonably likely to affect the market price of that company’s securities (for example, discussions of licensing a product or acquiring that other company), neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others, or engage in any other action to take advantage of that information.
This policy also prohibits so-called “shadow trading.” Shadow trading would occur if you trade in the securities of another company (such as a competitor or supplier) after becoming aware of material non-public information about us, other companies in our industry, or industry trends that we are experiencing or are expected to experience.
If your work regularly involves handling or discussing confidential information of one of our partners, suppliers or customers, you should consult with the Compliance Officer before trading in any of that company’s securities.
Duration of Trading Prohibitions
These prohibitions continue whenever and for as long as you know or are in possession of material, non-public information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.
This Insider Trading Policy applies to you and your Affiliated Persons so long as you are associated with the Company. If you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures described in Part III, will continue to apply to you and your Affiliated Persons until the later of: (1) the first trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the first trading day after any material non-public information known to you has become public or is no longer material.
C.    What is the definition of Material, Non-public Information?
This Insider Trading Policy prohibits you from trading in a company’s securities if you are in possession of information about the company that is both “material” and “non-public.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer.
“Material” Information
Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a shareholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company or any other company. We speak mostly in this Insider Trading Policy about determining whether information about the Company is material and non-public, but the same analysis applies to information about other companies that would preclude you from trading in their securities.
In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:
•developments regarding any programs in clinical development or subject to regulatory approval, including recent regulatory interaction and/or data that have been recently generated from ongoing or recently completed clinical trials;
•developments regarding the intellectual property and/or freedom to operate for any of the current programs or product candidates under development;
•projections of future earnings or losses, or other earnings guidance;
•earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•changes in management or the Board of Directors;
•significant actual or threatened litigation or governmental investigations or major developments in such matters;
•a cybersecurity incident, including discovery of significant vulnerabilities or breaches;
•significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•changes in dividend policy, declarations of share splits, or public or private sales of additional securities;
•potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and

•bankruptcies or receiverships.
By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.
The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.
“Non-public” Information
Material information is “non-public” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, non-public information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed.
For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information. For that purpose, a full day of trading means a session of regular trading hours on the Nasdaq Stock Market (“Nasdaq”) between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier closing time as has been set by exchange rules) has occurred. For example, if the Company announces material non-public information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Friday.
4.What Are The Penalties For Insider Trading And Noncompliance With This Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of securities.
The penalties for violating United States insider trading or tipping rules can be severe and include:
•disgorgement of the profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•payment of criminal penalties of up to $5,000,000;
•payment of civil penalties of up to three times the profit made or loss avoided; and
•imprisonment for up to 20 years.
The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.
The penalties for violating United Kingdom insider trading law (applicable if the individual was within the United Kingdom at the time of the alleged dealing) include unlimited fines and/or imprisonment (for a term not exceeding six months on summary conviction, or seven years on conviction on indictment).
Violation of this Insider Trading Policy or any U.S. federal, state or United Kingdom insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
5.How Do You Report A Violation Of This Insider Trading Policy?

If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any U.S. federal, state or United Kingdom laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you must report the violation immediately to the Compliance Officer.

PART II. TRADING PROCEDURES
A.    Special Trading Restrictions Applicable to Insiders
In addition to the restrictions on trading in Company securities set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions:
1.All Trades Must be Precleared by the Compliance Officer
No Insider may trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth in Section B below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his or her own trades from the Company’s Chief Executive Officer.
If you are unable to contact the Compliance Officer, or if you do not feel you can discuss the matter with the Compliance Officer, you may contact the Chief Executive Officer, who shall be the alternate Compliance Officer (the Compliance Officer and the alternate Compliance Officer are collectively referred to as the “Compliance Officer” in these Trading Procedures).
2.No Trading Except During Trading Windows
The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the first full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the last day of the third month of the then-current quarter. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described below or (b) in accordance with the procedure for waivers as described below.
Of course, if an Insider has material non-public information about the Company during one of these trading windows, the Insider may not trade in the Company’s securities.

3.Special Closed Trading Periods
The Compliance Officer may designate, from time to time, a “Special Closed Window” during what would be a permitted trading window. During a Special Closed Window, designated Insiders (which could be all Insiders or a subset of them) may not trade in the Company’s securities. The Compliance Officer may also impose a Special Closed Window on Insiders or a subset of them to prohibit trading in the securities of other companies, including specified peers or competitors of the Company. The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Insider Trading Policy to be material non-public information about the Company.
4.No Pledges by Insider
No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge).
5.Distributions, Gifts and Other Transfers for No Consideration are Subject to Same Restrictions as All Other Securities Trades.
No Insider may donate or make any other transfer of Company securities without consideration when the Insider is not permitted to trade unless the donee agrees not to sell the shares until the Insider is permitted to sell. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Insider Trading Policy.
6.Prohibited Transactions
•No Short Sales. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).
•No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.
•No Company Securities Subject to Margin Calls. No Insider may use the Company’s securities as collateral in a margin account.
B.     Pre-Clearance Procedures
No Insider may trade in our securities, even during an open trading window, unless the trade has been approved by the Compliance Officer in accordance with the procedures described below. Gifts of Company securities are considered a trade in securities for purposes of this Part II.B. In reviewing trading requests, the Compliance Officer may consult with our other officers and/or outside legal counsel and will seek approval of their own trades from the Chief Executive Officer.
    Procedures. No Insider may trade in Company securities until:
•the Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Share Transaction Request Form (which may be requested from the Compliance Officer at any time) or through such other means as the Compliance Officer may specify (such form or other means of request being referred to as the “Share Transaction Request” for the purposes of this Insider Trading Policy). In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, if and when required, a Share Transaction Request should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;
•the Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, non-public information concerning the Company;
•the Insider has informed the Compliance Officer, in the Share Transaction Request, whether, to the Insider’s best knowledge: (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act; and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
•the Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail or other means as the Compliance Officer may specify.
The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.
Additional Information. Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.
No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by an Insider. The Compliance Officer may reject any trading request at his or her sole discretion.
Completion of Trades. After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request. Even if an Insider has received clearance, the Insider may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Insider has otherwise received notice that the trading window has closed or (iii) the Insider has or acquires material non-public information.
Post-Trade Reporting. Any transactions in the Company’s securities by an Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer by completing the “Confirmation of Transaction” section of the Share Transaction Request Form (which may be requested from the Compliance Officer at any time) or such other means as the Compliance Officer may specify, on the same day in which such a transaction occurs. Each report an Insider makes to the Compliance Officer should include the date of the transaction, quantity of securities, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of shareholders, as well as possible civil or criminal sanctions for chronic or egregious violators.
C.     Exemptions
Pre-Approved Rule 10b5-1 Plan. Transactions effected pursuant to a Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows or pre-clearance procedures, and Insiders are not required to complete a Share Transaction Request for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defence from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, non-public information.
The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.
D.     Employee Benefit Plans.
1.    Exercise of Share Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any net option exercise, any exercise of a security appreciation right, share withholding, any sale of securities as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.     Tax Withholding on Restricted Share/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of securities upon vesting of restricted shares or upon settlement of restricted share units to satisfy applicable tax withholding requirements if: (a) such withholding is required by the applicable plan or award agreement or Company policy; or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.
3.    Employee Share Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2021 Employee Share Purchase Plan. However, no Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures.
E.    Waivers
A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Compliance Officer or the Audit Committee of the Board, and any such waiver shall be reported to the Company’s Board of Directors.

PART III. ACKNOWLEDGMENT
This Insider Trading Policy will be delivered to all current Insiders and to all directors, officers, employees and designated consultants at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgment attached on Exhibit B must be returned within ten (10) days of receipt to:
Chief Financial Officer (Insider Trading Compliance Officer)
Vaccitech plc
Unit 6-10, Zeus Building,
Rutherford Avenue,
Harwell, Didcot,
United Kingdom, OX11 0DF

The acknowledgment may be delivered electronically, signed via electronic signature (including but not limited to DocuSign) or otherwise acknowledged via electronic means, as the Compliance Officer may determine from time to time.
This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.
All directors, officers, employees and designated consultants will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his or her designee.

Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

Exhibit A
Insiders
The below listed individuals are considered “Insiders” for the purpose of this Insider Trading Policy:
1.Directors, officers, and all other employees at the vice-president level or above; and
2.Members of the Finance Department involved in periodic financial reporting.

Exhibit B
ACKNOWLEDGMENT
I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Insider Trading Policy (the “Insider Trading Policy”) of Vaccitech plc and its subsidiaries (collectively, the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Affiliated Persons” (including such persons listed below). I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy.
I hereby designate the following Affiliated Persons as entities for which the Trading Procedures shall not apply:

______________________________________________________________
I hereby represent to the Company that such entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

Date:	Signature:

Name:

Title: